Sunterra Streamlines European Operations and Revises Guidance Accordingly

LAS VEGAS, NV -- 07/11/2005 -- Reflecting changing market conditions in Europe, Sunterra Corporation (NASDAQ: SNRR) today announced an initiative to streamline its European operations. Sunterra emphasized that the initiative would have no impact on the Company's European members or their membership interests in Club Sunterra. Sunterra also emphasized that it is committed to maintaining its significant presence in Europe and considers its operations there to be a key long-term strategic asset.

Specifically, Sunterra is consolidating its UK telemarketing operations to reduce volume in less profitable marketing channels and to focus on the Company's most profitable sales centers. The Company expects these actions to result in margin improvements and greater sales efficiencies. Additionally, the Company is instituting a wide-ranging cost reduction program and has reduced management and staff headcount levels in several areas. Concurrent with these cost reduction initiatives, a number of new programs are being launched to support ongoing vacation interest sales. These include new membership products and additional programs aimed at increasing sales efficiencies.

The future annualized savings resulting from these actions, to be realized in the Company's fiscal year ending September 30, 2006, are estimated to be approximately $3 million. These savings will initially be offset by charges in the fiscal year ending September 30, 2005, estimated to total approximately $1.5 million, of which approximately $1 million is expected to be taken in the quarter ended June 30, 2005.

Nicholas Benson, president and chief executive officer of Sunterra, said: "The European market for timeshare ownership has been under significant pressure over the past eighteen months, in part related to the changes in the package tour business and the speculative boom in 'buy to let' markets in certain parts of Europe where we have significant operations. This will result in our European revenues for fiscal 2005 being approximately 20 percent below our previous expectations, while North American revenues will be largely in line with our expectations. We believe this difficult period is temporary and in the long term, very healthy for our business. The overall demographic composition in Europe is compelling and our product is consistent with typical vacationing patterns. We expect that these actions will better position our European business to resume healthy growth in the future.

This was a difficult decision because of its impact on some of our Europe-based employees; however, it was clearly necessary to preserve the financial strength and value of our European business and to position Sunterra to realize significant value in the future for our shareholders, our customers, and our organization as a whole."

In light of the recent performance of its European operations and the initiatives noted above, Sunterra currently expects to report consolidated vacation interest revenues for its fiscal year ending September 30, 2005 in the range of $265 million to $275 million, consolidated total revenues of $400 million to $415 million, net income of $18 million to $20 million, and Adjusted EBITDA of $68 million to $70 million. Excluding the estimated charges noted above and any impairment charges discussed below, net income is expected to be in the range of $19 million to $20 million.

In fiscal 2002, Sunterra was required to adopt "fresh start" accounting, under which all assets and liabilities were restated to reflect their fair value. This process resulted in the creation of an intangible asset captioned "reorganization value in excess of identifiable assets-goodwill" that was apportioned between the geographic business segments. Because of the performance of our European operations as noted above, the Company is required to test this asset for impairment. As such, results for the three months ended June 30, 2005 are more likely than not to include a significant impairment charge, up to the $53.3 million amount of this asset apportioned to the Company's European segment. The Company has not completed the necessary evaluation to quantify the impairment of reorganization value in excess of identifiable assets-goodwill or any other impairment of assets potentially resulting from the related review. The impairment, when quantified, would negatively impact Sunterra's earnings guidance. Accordingly, the Company's estimates of results for the fiscal year ending September 30, 2005, noted above do not reflect any such charge.

About Sunterra Corporation

Sunterra is one of the world's largest vacation ownership companies with more than 300,000 owner member families and over 90 branded or affiliated vacation ownership resorts throughout the continental United States and Hawaii, Canada, Europe, the Caribbean and Mexico. Sunterra news releases, as well as additional news and information on the Company, can be found at www.sunterra.com.

Statements about future results, cost reduction and marketing plans, benefits from such plans and potential impairments made in this release and the statements attached hereto constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. The Company cautions that these statements are not guarantees of future performance, and involve risks, uncertainties and other factors that may cause results to differ materially from those anticipated at the time such statements are made, including risks associated with making financial forecasts and estimates. Future results, performance and achievements may be affected by our ability to successfully implement the cost reduction and marketing plans of our European operations, general economic conditions including a global economic downturn, the impact of war and terrorist activity, business and financing conditions, foreign exchange rate fluctuations, governmental and regulatory actions, the cyclicality of the vacation ownership industry, relationships with key employees, domestic and international political and geopolitical conditions, competition, downturns in leisure travel patterns, risks associated with the level and structure of our indebtedness, risks associated with potential acquisitions and dispositions and other circumstances and uncertainties. Many of these risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission, including our most recent report on Form 10-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We believe that our presentation of historical and projected EBITDA, Adjusted EBITDA, and net income excluding restructuring charges, which are non-GAAP financial measures, are important supplemental measures of operating performance to investors. Our quantitative reconciliations of all non-GAAP measures used in this release to the most directly comparable financial measure calculated and presented in accordance with GAAP is represented in the tables following this discussion, which defines these terms and why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization (EBITDA) is a commonly used measure of performance in our industry which we believe, when considered with measures calculated in accordance with United States GAAP, gives investors a more complete understanding of our operating results before the impact of investing and financing transactions and income taxes, and facilitates comparisons between us and our competitors.

Management has historically adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items described below is necessary to provide the most accurate measure of our core operating results and as a means to evaluate period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present, and future operating results and as a means to evaluate the results of core on-going operations.

Adjusted EBITDA reflects EBITDA adjusted to exclude amortization of capitalized loan origination costs, foreign currency holding gains and losses and the portfolio premium recorded at the Company's emergence in July 2002, as well as the effect of gains and losses on asset dispositions and non-recurring items, such as asset write-downs, impairment losses, reorganization charges and restructuring expenses.

Management believes it is useful to exclude the amortization of capitalized loan origination costs and the portfolio premium, as these charges are associated with specific portfolios that will be repaid in time. Management also believes it is useful to exclude gains and losses on asset dispositions as these amounts are not reflective of our operating performance or the performance of our assets and the amount of such items can vary dramatically from period to period. The timing and selection of an asset for disposition is subject to a number of variables that are generally unrelated to our on-going operations. Further, the Company's UK-based subsidiary, whose functional currency is the British pound sterling, will on occasion hold Euros for operating purposes, resulting in currency holding gains or losses. Management believes the inclusion of these items would not accurately reflect the operating performance of our operations and assets. Finally, management believes it is useful to exclude restructuring charges as these are non-recurring in nature and reduce the comparative value of the metric.

We have historically reported Adjusted EBITDA to our investors and believe that the continued inclusion of it provides consistency in our financial reporting. We use Adjusted EBITDA in this news release because we believe it is useful to investors in allowing greater transparency related to a significant measure used by management in its financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management's internal evaluation of total company performance. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions and dispositions. Adjusted EBITDA is also used by management in the annual budget process. Externally, we believe these measures continue to be used by investors in their assessment of our operating performance and the valuation of our Company.

Net Income Excluding Restructuring Charges

In presenting comparative operating results, we adjust net income to exclude restructuring charges, for the reasons noted in the preceding discussion.

Limitations on the Use of Non-GAAP Measures

The use of EBITDA and Adjusted EBITDA, as well as net income excluding restructuring charges, has certain limitations. Our presentation of these measures may be different from the presentations used by other companies and therefore comparability may be limited.

Depreciation expense for various long-term assets, interest expense, income taxes, and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity.

We compensate for these limitations by providing the relevant disclosure of our depreciation, interest, income tax expense, and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

EBITDA, Adjusted EBITDA, and net income excluding restructuring charges are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA, Adjusted EBITDA, and net income excluding restructuring charges should not be considered as alternatives to net income, operating income, cash flows from operations or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA, Adjusted EBITDA, and net income excluding restructuring charges reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

                    SUNTERRA CORPORATION AND SUBSIDIARIES

           Non-GAAP to GAAP Reconciliation of Projected Net Income
           to Projected Net Income Excluding Restructuring Charges

                   Twelve Months Ending September 30, 2005

                               (In thousands)

                                 (Unaudited)

                                                  Twelve Months Ending
                                                   September 30, 2005
                                                 ----------------------
                                                  Low            High

PROJECTED NET INCOME                             $ 18,000      $ 19,500

     Restructuring (net of tax)                     1,000           900
                                                 --------      --------

PROJECTED NET INCOME EXCLUDING
 RESTRUCTURING CHARGES                           $ 19,000      $ 20,400
                                                 --------      --------

                    SUNTERRA CORPORATION AND SUBSIDIARIES

           Non-GAAP to GAAP Reconciliation of Projected Net Income
           to Projected EBITDA and Projected Adjusted EBITDA

                   Twelve Months Ending September 30, 2005

                               (In thousands)

                                 (Unaudited)

                                                  Twelve Months Ending
                                                   September 30, 2005
                                                 ----------------------
                                                  Low             High

PROJECTED NET INCOME                             $ 18,000      $ 19,500

     Interest expense                              24,900        24,900

     Provision for income taxes                    11,300        12,000
     Depreciation and amortization                 10,100        10,100
                                                 --------      --------

PROJECTED EBITDA                                   64,300        66,500

     Amortization of capitalized loan origination
      costs and portfolio premium                   3,300         3,300
     Gain on sales of assets                         (700)         (700)
     Gain on foreign currency holding                (400)         (400)
     Restructuring                                  1,500         1,300
                                                 --------      --------
PROJECTED ADJUSTED EBITDA                        $ 68,000      $ 70,000
                                                 ========      ========

INVESTOR CONTACT:
Bryan Coy
702-304-7005
investorrelations@sunterra.com